 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-280580
PROSPECTUS SUPPLEMENT NO. 1
GDEV INC.

22,251,661 ORDINARY SHARES OFFERED BY SELLING SECURITYHOLDERS
7,750,000 WARRANTS TO PURCHASE ORDINARY SHARES
1,249,999 ORDINARY SHARES ISSUABLE UPON EXERCISE OF PUBLIC WARRANTS

This prospectus supplement amends and supplements the prospectus dated July 10, 2024 (the “Prospectus”) of GDEV Inc. (together with its subsidiaries, the “Company,” “we,” “us” or “our”), which forms part of the Company’s registration statement on Form F-3 (File No. 333-280580). The Prospectus relates to the offer and sale, from time to time, by the Selling Securityholders (as defined in the Prospectus), or their pledgees, donees, transferees, or other successors in interest, of an aggregate of (i) up to 22,251,661 of our ordinary shares, no par value per share (the “ordinary shares”) issued or issuable to the Selling Securityholders (which includes up to 775,000 ordinary shares issuable upon the exercise of 7,750,000 of our warrants issued to certain of the Selling Securityholders), and (ii) up to 7,750,000 of our warrants issued to certain of the Selling Securityholders, ten (10) of which entitles the holder to purchase one ordinary share at an exercise price of $115.00 per ordinary share. The Prospectus also relates to the issuance, from time to time, by the Company of up to 1,249,999 of our ordinary shares that are issuable upon exercise of public warrants. The foregoing numerical figures have been adjusted from those that are set forth in the Prospectus to reflect the one-for-ten (1:10) reverse share split of the Company’s ordinary shares that became effective as of 4:01 p.m. (Eastern Time) on August 28, 2024.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our ordinary shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “GDEV.” On September 10, 2024, the last reported sale price of our ordinary shares as reported on Nasdaq was $25.52 per share. Our warrants are listed on the Nasdaq under the symbol “GDEVW.” On September 10, 2024, the last reported sale price of our warrants as reported on Nasdaq was $0.04 per warrant.

Investing in our securities involves a high degree of risk. For a discussion of information that should be considered in connection with an investment in our securities, see “Risk Factors” beginning on page 6 of the Prospectus and the risk factors contained in any document incorporated by reference in the Prospectus and any applicable prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 11, 2024.

EXPLANATORY NOTE
This prospectus supplement updates and supplements the Prospectus to update the table of the Selling Securityholders on page 31 of the Prospectus (i) to reflect the implementation of a one-for-ten (1:10) reverse share split of the Company’s ordinary shares effective as of 4:01 p.m. (Eastern Time) on August 28, 2024, (ii) to remove from the table references to the ordinary shares issuable to former shareholders of Nexters Global as deferred consideration payable pursuant to the Business Combination Agreement (as defined in the Prospectus), as the conditions to payment of such deferred consideration were not fulfilled as of the expiry of the right of payment for the deferred consideration on August 26, 2024 (the third anniversary of the Share Acquisition Closing Date as defined in the Business Combination Agreement), and (iii) to include Games Invest Ltd. as a Selling Securityholder, which was inadvertently omitted from the table of Selling Securityholders in the Prospectus. The ordinary shares held by Games Invest Ltd. were previously registered under the Founder’s F-1 Registration Statement which was converted into the registration statement on Form F-3 of which the Prospectus and this prospectus supplement form a part. References in the Prospectus to the “Selling Securityholders” shall hereafter refer to the Selling Securityholders named in the table of Selling Securityholders on page 31 of the Prospectus, as amended by any amendments or supplements thereto, including this Prospectus Supplement.

Table of Selling Securityholders
Where the name and information of a Selling Securityholder identified in the table below also appears in the table and the related footnotes in the Prospectus on page 31 thereof, the information set forth in the table below and the related footnotes regarding that Selling Securityholder supersedes and replaces the information regarding such Selling Securityholder in the Prospectus. The percentages in the following table are based on 18,106,371 ordinary shares issued and outstanding as of the date of this prospectus supplement.
	Ordinary Shares					Warrants
Name of Selling Securityholder	Shares Owned Before the Offering(1)	Shares Owned Before the Offering (%)(2)	Shares to be Sold(3)	Shares Owned After the Offering(4)	Shares Owned After the Offering (%)	Warrants Owned Before the Offering	Warrants Owned Before the Offering (%)(5)	Warrants to be Sold	Warrants Owned After the Offering
PIPE Investors
Mubadala Investment Company(7)	331,250	1.8%	250,000	—	—	812,500	4.0%	812,500	—
VPE FUND I LP(8)	331,250	1.8%	250,000	—	—	812,500	4.0%	812,500	—
Sponsor
Kismet Sponsor Limited(9)	1,787,500	9.5%	1,175,000	—	—	6,125,000	30.2%	6,125,000	—
Key Company Shareholders
Andrey Fadeev(10)	3,979,007	22.0%	3,979,007	—	—	—	—	—	—
Boris Gertsovskiy(11)	2,979,007	16.5%	2,979,007	—	—	—	—	—	—
Everix Investments Limited(12)	7,440,140	41.1%	7,440,140	—	—	—	—	—	—
Company Employees
Andrey Chirskiy(13)	618,045	3.4%	618,045	—	—	—	—	—	—
Tatiana Kostrikova(14)	101,584	*	101,584	—	—	—	—	—	—
Anton Reinhold(15)	353,168	2.0%	353,168	—	—	—	—	—	—
Nikolay Yastrebov(16)	101,584	*	101,584	—	—	—	—	—	—
Chief Financial Officer
Alexander Karavaev(17)	41,650(18)	*	1,650	40,000	*	—	—	—	—
Gracevale Party
Games Invest Ltd.(19)	39,627	*	39,627	—	—	—	—	—	—
Total	18,103,812	95.9%	17,288,812	40,000	*	7,750,000	38.3%	7,750,000	—

*
Less than one percent (1%)

(1)
The number of ordinary shares listed for each Selling Securityholder is based on the ordinary shares held by such Selling Securityholder as a registered shareholder of the Company as of the date of this prospectus supplement, but assumes the exercise of all options and warrants held by such Selling Securityholder and exercisable as of the date of this prospectus supplement or within sixty (60) days thereof.

(2)
In calculating the percentages, (a) the numerator is calculated by adding the number of ordinary shares held by such Selling Securityholders as of the date of this prospectus supplement and the number of ordinary shares issuable upon the exercise of options and warrants held by such Selling Securityholder and exercisable as of the date of this prospectus supplement or within sixty (60) days thereof, if any; and (b) the denominator is calculated by adding the aggregate number of ordinary shares outstanding as of the date of this prospectus supplement and the number of ordinary shares issuable upon the exercise of options and warrants held by such Selling Securityholder and exercisable as of the date of this prospectus supplement or within sixty (60) days thereof, if any (but not the number of ordinary shares issuable upon the exercise of options and warrants held by any other Selling Securityholder).

(3)
The number of shares to be sold includes the ordinary shares offered hereby that are held by such Selling Securityholder as of the date of this prospectus supplement and issuable to such Selling Securityholder, but excludes the number of ordinary shares issuable upon the exercise of options and warrants held by such Selling Securityholder, if any.

(4)
The number of ordinary shares owned after the offering is based on the sum of (a) 18,106,371 ordinary shares outstanding as of the date of this prospectus supplement (excluding 1,757,026 ordinary shares held in treasury), plus (b) 101,227 ordinary shares issuable pursuant to options exercisable as of the date of this prospectus supplement or within sixty (60) days thereof.

(5)
In calculating the percentages, (a) the numerator is the number of warrants held by such Selling Securityholder as of the date of this prospectus supplement, if any; and (b) the denominator is the aggregate number of warrants outstanding as of the date of this prospectus supplement.

(6)
The percentage of warrants owned after the offering is based on 20,249,993 warrants outstanding as of the date of this prospectus supplement.

(7)
Mubadala Investment Company holds its interest in the Company through Thirty Seventh Investment Company LLC. Their registered business address is Al Mamoura Building ‘A’, 15th Street and Muroor Road, PO Box 45005, Abu Dhabi, United Arab Emirates.

(8)
VPE FUND I LP’s registered business address is DD-14-122-011, DD-14-122-012, DD-14-122-013 and DD-14-122-014, Floor 14, Al Khatem Tower, ADGM Square, Al Maryah Island, Abu Dhabi, United Arab Emirates. VPE Capital is the manager and general partner of VPE FUND I LP, which it manages for the benefit of its limited partners.

(9)
The Sponsor’s registered business address is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola, VG1110 British Virgin Islands. Based on information reported on a Schedule 13G filed on February 15, 2023, Ivan Tavrin (a former director of the Company) has (i) sole voting power over all of the Company’s ordinary shares held by Kismet Sponsor Limited and (ii) sole dispositive power over all of our ordinary shares held by Kismet Sponsor Limited until February 15, 2025, pursuant to a Special Power of Attorney, dated July 28, 2022 (as reissued on February 15, 2023), executed as a deed by Kismet Sponsor Limited. Accordingly, Mr. Tavrin may be deemed to share beneficial ownership over our ordinary shares owned by Kismet Sponsor Limited. On December 12, 2023, Mr. Tavrin was named to the U.S. Department of Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List (the “SDN List”) pursuant to Executive Order 14024. Accordingly, until such time, if any, that Ivan Tavrin is removed from the SDN List, the Sponsor will be restricted from selling any GDEV securities held by it.

(10)
Andrey Fadeev is Chief Executive Officer, a director and co-founder of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.

(11)
Boris Gertsovskiy is a co-founder of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.

(12)
Everix Investments Limited’s registered business address is Spyrou Kyprianou 20, CHAPO CENTRAL, Floor 1, 1075, Nicosia Cyprus. Based on information reported on a Schedule 13G filed on February 14, 2022, each of Dmitrii Bukhman and Igor Bukhman, a director of the Company, has a 50% indirect ownership interest in Everix Investments Limited. As a result, each of Dmitrii Bukhman and Igor Bukhman may be deemed to share voting and dispositive control over 50% of the ordinary shares held by Everix Investments Limited, and thus share beneficial ownership of 50% of such ordinary shares.

(13)
Andrey Chirskiy is an employee of Nexters Global Ltd., a wholly owned subsidiary of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.

(14)
Tatiana Kostrikova is an employee of Nexters Global Ltd., a wholly owned subsidiary of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.

(15)
Anton Reinhold is Chief Operating Officer of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.

(16)
Nikolay Yastrebov is an employee of Nexters Global Ltd., a wholly owned subsidiary of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.

(17)
Alexander Karavaev is Chief Financial Officer of the Company, whose business address is 55, Griva Digeni, Limassol, Cyprus.

(18)
Includes (i) 1,650 ordinary shares currently held as of the date of this prospectus supplement and (ii) 40,000 ordinary shares issuable upon the exercise of options that have been granted under the 2021 ESOP and are currently exercisable or exercisable within sixty (60) days.

(19)
Games Invest Ltd’s registered business address is Themistokli Dervi, 3, Julia House, 1066, Nicosia, Cyprus.